Exhibit 5.1
April 9, 2019
Daré Bioscience, Inc.
Attn: Board of Directors
3655 Nobel Drive, Suite 260
San Diego, CA 92122
Re: Prospectus Supplement to Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is furnished to you in connection the sale and issuance by Daré Bioscience, Inc., a Delaware corporation (the “Company”), of up to 5,261,250 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a shelf registration statement on Form S-3 (File No. 333-227019) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated September 21, 2018 (the “Base Prospectus”), and the prospectus supplement thereto dated April 9, 2019 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).
The Shares are to be issued and sold by the Company pursuant to an underwriting agreement, dated April 9, 2019, between the Company and Roth Capital Partners, LLC, as representative of the underwriters thereto (the “UW Agreement”). The UW Agreement is being filed with the Commission as Exhibit 1.1 to a Current Report on Form 8-K of the Company. The Shares include shares of Common Stock that are subject to an over-allotment option granted to the underwriters.
In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s certificate of incorporation and by-laws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold pursuant to the UW

Agreement, in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this letter as an exhibit to a Current Report of the Company on Form 8-K and the reference to us under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Respectfully,
/s/ Breakwater Law Group, LLP
Breakwater Law Group, LLP

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